Exhibit 99.1

Masimo Reports Fourth Quarter and Full Year 2010 Financial Results;

Provides 2011 Guidance

Q4 2010 Highlights (compared to Q4 2009):

•	Total revenue rose 14.0% to $105.6 million

•	Product revenue rose 16.6% to $93.8 million

•	Masimo SET and Masimo rainbow SET unit shipments rose 37.5% to 41,800

•	Masimo rainbow revenue rose 44.4% to $8.4 million

•	GAAP EPS rose 13.0% to $0.26. Excluding one-time expenses, adjusted EPS rose 26.1% to $0.29.

Full Year 2010 Highlights (compared to 2009)

•	Total revenue rose 16.1% to $405.4 million

•	Product revenue rose 18.8% to $356.4 million

•	Masimo SET and Masimo rainbow SET unit shipments rose 37.5% to 153,200

•	Masimo rainbow revenue rose 69.0% to $32.9 million

•	GAAP EPS rose 37.5% to $1.21. Excluding one-time items, adjusted EPS rose 17.1% to $1.03.

Irvine, California, February 15, 2011 – Masimo (NASDAQ: MASI) today announced its financial results for the fourth quarter and year ended January 1, 2011.

Masimo’s total revenue for the fourth quarter rose 14.0% to $105.6 million, compared to $92.6 million for the fourth quarter of 2009. Masimo’s fourth quarter product revenue rose 16.6% to $93.8 million, compared to $80.5 million for the fourth quarter of 2009. Revenue from Masimo rainbow products rose 44.4% to $8.4 million in the fourth quarter, compared to $5.8 million for the fourth quarter of 2009.

Net income for the fourth quarter was $16.1 million, or $0.26 per diluted share, including $0.02 per diluted share in one-time marketing and other related expenses that Masimo had previously planned and announced after receiving $30.8 million in proceeds in 2010 from an antitrust lawsuit against Covidien. Excluding these one-time marketing and other related expenses, adjusted net income for the fourth quarter was $17.5 million, or $0.29 per diluted share, compared to net income of $14.1 million, or $0.23 per diluted share, in the fourth quarter of 2009. Due to rounding, the impact of excluding $0.02 per diluted share in one-time marketing and other related expenses added $0.03 per diluted share to the adjusted earnings per share calculation in the fourth quarter of 2010.

For 2010, Masimo’s total revenue rose 16.1% to $405.4 million, compared to $349.1 million for 2009. The company’s product revenue rose 18.8% in 2010 to $356.4 million, compared to $300.1 million in 2009. Revenue from Masimo rainbow products rose 69.0% to $32.9 million in 2010, compared to $19.5 million in 2009.

Masimo’s net income for 2010 was $73.5 million, or $1.21 per diluted share, including $0.18 per diluted share from the net of a one-time gain related to the $30.8 million in antitrust proceeds from Covidien and offset by $14.7 million in marketing and other related expenses that Masimo had previously planned and announced after receiving the proceeds. Excluding these one-time items, adjusted net income for 2010 was $62.5 million, or $1.03 per diluted share, compared to net income of $53.2 million, or $0.88 per diluted share, in 2009.

During the fourth quarter, the company shipped approximately 41,800 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 37.5% compared to approximately 30,400 in the same prior year period. For 2010, Masimo shipped approximately 153,200 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 37.5% compared to approximately 111,400 in 2009. Masimo estimates its worldwide installed base as of January 1, 2011 to be 855,000 units, up 18.0% from 724,000 units as of January 2, 2010.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Our strong fourth quarter and fiscal 2010 performance was driven by increasing global demand for our breakthrough Masimo SET and Masimo rainbow SET technologies, allowing us to advance our mission to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications.”

As of January 1, 2011, cash, cash equivalents and short-term investments totaled $88.3 million, compared to $189.0 million as of January 2, 2010. The decline was due primarily to special dividend payments of $117.5 million and $44.5 million, made on March 31, 2010 and December 21, 2010, respectively. Total 2010 dividend payments of $162.0 million were partially offset by the net proceeds from the Covidien antitrust lawsuit and operating cash flow during the year.

2011 Financial Guidance

Masimo expects fiscal 2011 total revenue to be between $446 million and $463 million, including product revenue in the range of $415 million to $430 million, and royalty revenue in the range of $31 million and $33 million. Included within these product revenue ranges are 2011 rainbow revenue expectations of $40 million to $50 million. As a result, the company expects fiscal 2011 GAAP earnings per share to be between $1.17 and $1.25. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation code for both dial-in numbers is 38781834. After the live webcast, the call will be available on Masimo’s website through March 15, 2011. In addition, a telephonic replay of the call will be available through March 1, 2011. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code.38781834.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-Oximetry™ technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and expectations for total revenue, royalty revenue and product revenue, including rainbow revenue, and GAAP earnings per share for the full fiscal year 2011. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Manager, Public Relations, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	January 1, 2011	January 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$88,305	$132,054
Short-term investments	—	56,989
Accounts receivable, net of allowance for doubtful accounts	49,694	38,897
Royalties receivable	12,000	11,500
Inventories	45,028	31,559
Prepaid expenses	4,535	3,742
Prepaid income taxes	3,352	1,705
Deferred tax assets	12,555	11,585
Other current assets	2,136	1,357

Total current assets	217,605	289,388
Deferred cost of goods sold	47,184	28,163
Property and equipment, net	15,951	11,682
Intangible assets, net	10,497	9,829
Goodwill	448	448
Deferred tax assets	12,560	11,500
Other assets	5,990	5,335

Total assets	$310,235	$356,345

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$22,150	$16,716
Accrued compensation	21,074	17,793
Accrued liabilities	9,832	9,754
Income taxes payable	722	477
Deferred revenue	16,369	14,641
Current portion of capital lease obligation	50	60

Total current liabilities	70,197	59,441
Deferred revenue	1,554	270
Capital lease obligation, less current portion	122	171
Other liabilities	8,323	6,775

Total liabilities	80,196	66,657
Equity
Masimo Corporation stockholders’ equity:
Common stock	59	58
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	222,206	195,690
Accumulated other comprehensive income	925	63
Retained earnings	5,664	94,112

Total Masimo Corporation stockholders’ equity	227,645	288,714
Noncontrolling interest	2,394	974

Total equity	230,039	289,688

Total liabilities and equity	$310,235	$356,345

MASIMO CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Revenue:
Product	$93,775	$80,453	$356,422	$300,143
Royalty	11,799	12,160	48,985	48,972

Total revenue	105,574	92,613	405,407	349,115
Cost of goods sold	31,446	26,796	119,825	100,313

Gross profit	74,128	65,817	285,582	248,802
Operating expenses:
Selling, general and administrative	44,227	35,455	174,089	134,577
Research and development	8,312	8,940	36,000	31,701
Antitrust litigation expense (proceeds)	—	70	(30,728)	298

Total operating expenses	52,539	44,465	179,361	166,576

Operating income	21,589	21,352	106,221	82,226
Non-operating income (expense)	154	(422)	1,348	(46)

Income before provision for income taxes	21,743	20,930	107,569	82,180
Provision for income taxes	5,112	6,744	34,164	28,158

Net income including noncontrolling interests	16,631	14,186	73,405	54,022
Net (income) loss attributable to noncontrolling interests	(517)	(126)	125	(794)

Net income attributable to Masimo Corporation	$16,114	$14,060	$73,530	$53,228

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.27	$0.24	$1.25	$0.92

Diluted	$0.26	$0.23	$1.21	$0.88

Weighted average shares used in per share calculations:
Basic	59,145	57,785	58,769	57,603

Diluted	60,839	60,289	60,609	60,171

Cash dividend declared per share	$0.75	$—	$2.75	$—

The following table presents the total share-based compensation expense that is included in each functional line item of the consolidated statements of income (in thousands):

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Cost of goods sold	$132	$140	$483	$413
Selling, general and administrative	2,519	1,968	9,033	7,720
Research and development	765	663	2,787	2,541

Total	$3,416	$2,771	$12,303	$10,674

MASIMO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year ended January 1, 2011	Year ended January 2, 2010
Cash flows from operating activities:
Net income including noncontrolling interests	$73,405	$54,022
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	6,584	5,979
Share-based compensation	12,303	10,674
Loss on disposal of property and equipment	—	5
Provision for doubtful accounts	108	733
Provision for obsolete inventory	619	232
Provision for warranty costs	2,355	2,220
Benefit from deferred income taxes	(2,231)	(3,566)
Income tax benefit from exercise of stock options granted prior to January 1, 2006	4,851	2,758
Excess tax benefits from share-based compensation arrangements	(707)	(215)
Changes in operating assets and liabilities:
Increase in accounts receivable	(10,905)	(8,982)
Increase in royalties receivable	(500)	(125)
Increase in inventories	(14,088)	(3,929)
(Increase) decrease in deferred cost of goods sold	(19,080)	309
(Increase) decrease in prepaid expenses	(743)	197
Increase in prepaid income taxes	(1,648)	(833)
Increase in other assets	(1,396)	(3,080)
Increase in accounts payable	5,474	777
Increase in accrued compensation	3,219	1,926
Increase (decrease) in accrued liabilities	(2,281)	1,935
Increase (decrease) in income taxes payable	940	(10,169)
Increase (decrease) in deferred revenue	3,012	(2,518)
Increase (decrease) in other liabilities	1,729	(1,244)

Net cash provided by operating activities	61,020	47,106

Cash flows from investing activities:
Purchase of short-term investments	(75,986)	(56,989)
Proceeds from sale and maturities of short-term investments	132,975	—
Purchases of property and equipment	(9,561)	(3,636)
Increase in intangible assets	(1,937)	(1,851)
Cash paid for acquisitions	—	(1,981)

Net cash provided by (used in) investing activities	45,491	(64,457)

Cash flows from financing activities:
Repayments on long-term debt	(60)	(450)
Proceeds from issuance of common stock	10,239	2,575
Excess tax benefits from share-based compensation arrangements	707	215
Dividends paid	(161,978)	—

Net cash provided by (used in) financing activities	(151,092)	2,340

Effect of foreign currency exchange rates on cash	832	155

Net decrease in cash and cash equivalents	(43,749)	(14,856)
Cash and cash equivalents at beginning of period	132,054	146,910

Cash and cash equivalents at end of period	$88,305	$132,054